UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2022

HAYNES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33288	06-1185400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 West Park Avenue Kokomo, Indiana	46904-9013
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 456-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Tile of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.001 per share	“HAYN”	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of 2023 Management Incentive Plan

Effective December 16, 2022, the Compensation Committee of the Board of Directors of Haynes International, Inc. (the “Company”), approved the fiscal 2023 Management Incentive Plan (the “Plan”). Under the Plan, certain employees of the Company are eligible for cash awards based on Company performance, including, but not limited to, Michael L. Shor, the President and Chief Executive Officer, and the named executive officers who were included in the Company’s Definitive Proxy Statement on Form 14A for the 2022 annual meeting of shareholders (other than Venkat R. Ishwar, who will retire in February 2023), who are Daniel W. Maudlin, Vice President - Finance and Chief Financial Officer; Marlin C. Losch III, Vice President — Sales and Distribution; and David L. Strobel, Vice President — Operations. Messrs. Shor, Maudlin, Losch, and Strobel are herein referred to collectively as the “named executive officers”.

The Company has established two measurement standards for the Plan for fiscal 2023. The first measure comprises 85% of the award based upon the Company meeting certain specific targets for net income (the “Net Income Target”) and the second measure comprising 15% of the award for Environmental, Health and Safety (the “EHS” target). Each target is established by the Compensation Committee for fiscal 2023 and each measurement standard stands on its own related to payout. Each named executive officer is eligible to receive a cash payment under the Plan based upon their respective fiscal 2023 base salaries.

The Net Income target is based on the full fiscal year 2023 Budget with the minimum threshold being 20% below target and the maximum is 20% above target. The EHS target is based on the calendar year OSHA recordable rate beginning January 1, 2023 through the end of the fiscal year. The OSHA recordable rate will be a corporate measure that applies to all locations with specific goals for threshold, target and maximum. Both Net Income and EHS targets will be consolidated total company measure and will apply to all employees in the Plan.

With respect to both measurement standards:

●	If the Company’s performance meets the minimum/threshold target then the cash payments under the Plan would be 40% of fiscal 2023 base salary for Mr. Shor, 32.5% of fiscal 2023 base salary for Mr. Maudlin, and 30% of fiscal 2023 base salary for Messrs. Losch and Strobel.

●	If the Company’s performance meets the mid-level/target then the cash payments under the Plan would be 80% of fiscal 2023 base salary for Mr. Shor, 65% of fiscal 2023 base salary for Mr. Maudlin, and 60% of fiscal 2023 base salary for Messrs. Losch and Strobel.

●	If the Company’s performance meets the maximum, then the cash payments under the Plan would be 120% of fiscal 2023 base salary for Mr. Shor, 97.5% of fiscal 2023 base salary for Mr. Maudlin, and 90% of fiscal 2023 base salary for Messrs. Losch and Strobel.

The Board of Directors has full discretion to eliminate, delay or change any awards or payouts and may choose to pay awards at any level of performance. The EHS payout may be reduced or eliminated by the Board on an individual basis due to significant safety issues, environmental issues and other areas that impact the Company. All payments under the Plan must be approved by the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Haynes International, Inc.

Date: December 19, 2022	By:	/s/ Daniel Maudlin
Daniel Maudlin
Vice President—Finance, CFO